Exhibit 10.1

STATEMENT OF CONDITIONS TO RIVERBOAT GAMING LICENSE OF

HARRAH’S LAKE CHARLES LLC

PNK DEVELOPMENT 7, LLC (“PNK 7”) and PINNACLE ENTERTAINMENT, INC. (collectively “Transferee”) and HARRAH’S LAKE CHARLES, LLC (“HLC”), PLAYERS LC, LLC and HARRAH’S OPERATING COMPANY (“Harrah’s”) hereby expressly accept, agree and stipulate to the following conditions to the license of Harrah’s Lake Charles (“HLC” or “Licensee”) to conduct riverboat gaming operations, said license previously issued by the Louisiana State Police, Riverboat Gaming Division and renewed by its successor, the Louisiana Gaming Control Board (“LGCB”.) As part of the approval of the transfer of ownership interest in HLC and approval of modification of berth site, Licensee and Transferee hereby agree to the following as additional conditions on the HLC license:

1.	Approval of the change in berth site by a majority of those voting on the referendum election required by Article XII, Section 6(C)(2) of the Louisiana Constitution. (Referred to herein as “Local Referendum”.) Failure to obtain approval of the majority of those voting in the Local Referendum shall make these conditions null and void; except that Licensee shall provide to the LGCB an alternative plan for the Licensee. This plan shall be submitted within ten (10) days of the certification of the results of the Local Referendum.

2.	Closing the Purchase Agreement transferring the ownership interest in Licensee to Pinnacle Entertainment, Inc. and PNK 7 no later than ten (10) days after certification of the results of the Local Referendum.

3.	To at all times comply with all provisions of federal and state law, including but not limited to, the Louisiana Gaming Control Law, La. R.S. 27:1 et seq., and all administrative rules and regulations in effect or later promulgated by the LGCB. (collectively “LGCL”.)

4.	To indemnify and hold harmless the State of Louisiana, the LGCB, the Louisiana Department of Justice, the Louisiana Department of Public Safety and Corrections, Office of State Police, their members, agents and employees against any and all claims for personal injury or property damage arising out of or in connection with negligence and/or errors and omissions in the following:

a.	The approval of the petition for transfer of interest and the petition for modification, including all conditions placed on the license in the course thereof;

b.	The approval of the plans, designs and specifications of the Approved Project including the riverboat, shore and support facilities and all other amenities;

c.	The issuance of all orders, directives, policy decisions, opinions and recommendations of the LGCB or the Louisiana State Police, Gaming Enforcement Division (“Division”); and

d.	The denial, suspension or revocation of the license. Harrah’s Lake Charles, LLC, Harrah’s Operating Company, PNK 7, and Pinnacle Entertainment, Inc. agree to sign a separate indemnification agreement implementing this condition. The indemnification agreement shall be executed no later than ten (10) working days following acceptance of these conditions by the LGCB.

5.	To assume responsibility for all acts or omissions of any person that result in a violation of La. R.S. 27:1, et seq., or any rule or regulation promulgated pursuant thereto and any order of the LGCB or Division.

6.	To dock the riverboat on a designated waterway at the berth approved by the LGCB which site is located on the Calcasieu River in Calcasieu Parish adjacent to PNK (Lake Charles), L.L.C. d/b/a L’Auberge du Lac. The legal description of the berth site shall be submitted to the LGCB no later than thirty (30) days from the certification of the results of the Local Referendum.

7.	To offer the kind, amount and scope of non-gaming activities on the riverboat, shore and support facilities, and all other amenities, including a 400 room hotel, as approved by the LGCB and described in the petition for modification as well as the presentations made to the LGCB on August 15, 2006 (hereinafter referred to as the “Approved Project”,)

8.	To construct and operate the Approved Project. It is expressly agreed and understood that no gaming operations shall commence until the entire Approved Project has been substantially completed and ready for occupancy and use in the opinion of the LGCB. “Substantially complete” or “substantial completion” shall mean that stage in progress of the work when the Approved Project is sufficiently complete in accordance with the contract documents such that it can be occupied and utilized for its intended use,

9.	The LGCB, in its sole and absolute discretion, shall determine when the Approved Project is substantially complete for purposes of Condition 8, upon petition and presentation to the LGCB by Licensee together with a submission of certification of substantial completion and readiness for occupancy and use to be given by the project architect and confirmed by the Division.

10.	To provide the Division with suitable on-site office space at the Approved Project.

11.	To obtain all Coast Guard certifications, or if not obtainable, the equivalent certification as provided by law, prior to conducting the preoperative inspection, and to submit these certifications to the LGCB for review.

12.	To submit a complete set of internal controls to the LGCB and the Division for approval at least one hundred twenty (120) days prior to the commencement of gaming operations, and to continually operate under a LGCB approved system of internal controls.

13.	To submit to and successfully complete a preoperative inspection by the Division prior to commencing gaming operations at the approved facility in Lake Charles, Louisiana.

14.	To abide by the following standards for construction of the Approved Project:

a.	No later than one hundred twenty (120) calendar days after certification of the results of the Local Referendum, to submit architectural blueprints and a detailed plan of design and construction of the Approved Project, including, but not limited to, the riverboat gaming vessel and shore, support, terminal, and related facilities to the LGCB for review and approval. The plans and specifications shall satisfy the minimum requirements of riverboat size and design as provided in the LGCL. The plans and specifications shall also comply with all applicable laws and regulations, including, but not limited to environmental, fire and safety codes, Coast Guard regulations or such other applicable requirements as are imposed on vessels of similar design and size by federal, state and local law.

b.	To contract with a shipyard to construct the riverboat gaming vessel and enter into all other necessary contracts for construction of the Approved Project and to submit copies of the contracts for LGCB review and approval no later than one hundred twenty (120) days after LGCB approval of the plans and specifications referenced in Condition 14a. Additional time may be granted by the LGCB in its sole and absolute discretion upon timely request for good cause shown. Failure to meet this deadline or to timely receive an extension from the LGCB may result in forfeiture of all privileges to the License.

c.	To commence construction of the Approved Project, including, but not limited to, the riverboat gaming vessel, shore, support, terminal, hotel, parking garage and related facilities on or before thirty (30) days following approval of the contracts referenced in Condition 14b with construction to be completed within eighteen (18) months of commencement of construction. “Commence Construction” or “Commencement of Construction” shall be that time when excavating and grading work begins for purposes of preparing any foundation(s) related to the Approved Project. Additional time may be granted by the LGCB in its sole and absolute discretion upon timely request for good cause shown. Failure to meet this deadline or to timely receive an extension may result in forfeiture of all privileges to the License.

d.	All contracts related to the Approved Project shall be let only by PNK 7 or Pinnacle Entertainment, Inc., unless otherwise approved by the LGCB.

15.

To invest a minimum of THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000.00) in the Approved Project. In calculating the investment, initial bankroll, capitalized interest, pre-opening expenses, contingencies and corporate overhead related to the Approved Project may be included as funds expended on the Approved Project; provided that expenses unrelated to the Approved Project may not be included as funds expended on the Approved Project unless approved by the LGCB as expenses directly related to the Approved Project. Within thirty (30) days of the certification of the results of the Local Referendum, Pinnacle shall maintain the availability of twenty ($20) million dollars of their $450 million revolver of the approved credit facility, as may be amended from time to time, for expenditures on the Approved Project until such time as the twenty ($20) million has been expended on the Approved Project. Evidence of the satisfaction of this condition shall be provided to the Board. Pre-development cost and expenditures shall not be considered as expenses of the Approved Project for purposes of calculating the aforementioned $20 million, unless otherwise approved by the Board, but shall be considered for purposes of calculating the $350 million invested in the Approved Project.

16.	To submit to the LGCB by the 20th day of each month the following reports for the prior month:

a.	A work-in-progress report on the construction of the Approved Project. The work-in-progress report shall include a narrative on the status of all work up to the date of the report, a progress payment report listing all payments made by or on behalf of PNK 7 and Pinnacle Entertainment, Inc. and payment amounts made to date on the project, to whom such payments were made and for what goods or services rendered.

b.	A listing of all persons and entities paid any sum of money to date by or on behalf of PNK 7 or Pinnacle Entertainment, Inc. in connection with the Approved Project. The list shall contain the names, addresses, social security numbers and tax identification numbers (if applicable) of all such persons and entities categorized by the type of service rendered by the person or entity and a description of the services rendered or goods provided by that person or entity. The listing shall also contain the monthly amounts and year-to-date totals paid to each person or entity

c.	A listing of all persons and entities with whom agreements have been made, along with summaries of the agreements, by or on behalf of PNK 7 or Pinnacle Entertainment, Inc., to pay any sum in connection with the Approved Project. The list shall include the names, addresses, social security numbers and tax identification numbers (if applicable) of all such persons and entities, as well as a contact person’s name, description of the work to be done or service performed, date, amount and a summary of the terms of the contract or agreement. Upon request of the LGCB, a copy of the entire agreement shall be provided.

d.	An itemized statement disclosing all expenditures made on the Approved Project and the balance of the unencumbered and dedicated funds available for expenditure on the Approved Project.

e.	A report of all persons having an ownership, economic, revenue or income interest in PNK 7 and Pinnacle Entertainment, Inc. As Pinnacle Entertainment, Inc. is a publicly traded company, those holding less than five (5%) percent ownership, economic, revenue or income interest may be excluded from the report, unless otherwise required by the LGCB.

f.	The first monthly report, due on the 20th day of September, 2006, shall include all information required in Paragraphs a-e of Condition 16 starting from the date of the approval of the Petition for Modification.

17.	To maintain a policy or policies of general liability insurance insuring all non-employee passengers, guests, patrons, etc. against personal injury and damage to property which they may sustain in connection with or arising out of their presence on the riverboat, hotel and all other related amenities and support facilities operated by PNK 7. The policy of liability insurance shall be in the amount of not less than FIFTY MILLION DOLLARS ($50,000,000.00). PNK 7 and Pinnacle Entertainment, Inc. shall maintain all other commercially reasonable insurance coverages, including but not limited to, worker’s compensation, business automobile liability and commercial marine hull insurance. The LGCB may require additional types of insurance coverage or coverage limits if it determines that such additions are commercially reasonable or necessary.

18.	To promptly notify the LGCB in writing and provide monthly updates of any lawsuit(s) concerning the Approved Project or PNK 7. Any lawsuits, disputes or other matters involving Pinnacle Entertainment, Inc. or any Pinnacle subsidiary that may impact the Approved Project shall also be reported to the LGCB,

19.	To achieve and adhere to the economic, employment and procurement conditions set forth as Specific Economic and Procurement Conditions 6-10 in the original conditions to License. In conjunction with these goals, PNK 7 shall submit to the LGCB and the Louisiana Attorney General’s Office, Gaming Division, a written plan detailing the efforts to achieve and attain the employment and procurement goals. The report must be submitted within ninety (90) days of the commencement of construction.

20.	To report promptly in writing to the LGCB any failure to comply with these conditions or any provision of the LGCL or the rules and regulations promulgated pursuant thereto, said writing to include an explanation and reasons for the failure to comply.

21.	To comply with any and all orders, directives, policy decisions and opinions of the LGCB or the Division.

22.	Any subsequent request for an approval of a transfer of interest in Licensee will not be approved by the LGCB unless the proposed transferee agree, in writing, to all conditions set forth herein and demonstrates to the satisfaction of the LGCB the ability to satisfy all conditions.

23.

To have any request for relief, extension of time or modification of conditions presented to the LGCB, in writing, for resolution by the LGCB in its sole and absolute discretion. Any decision of the LGCB regarding a condition, or a modification of or a dispute regarding a condition, or an extension of time, is not subject to judicial review by means of the appeal process set forth in the LGCL, provided however that nothing herein shall be construed to preclude PNK 7 or

Pinnacle Entertainment, Inc. from seeking declaratory or injunctive relief from the Nineteenth Judicial District Court pursuant to such court’s original jurisdiction in accordance with Louisiana Constitution Article V, §16(A).

24.	All reports required by LGCL, rules and regulations, or these conditions shall be signed and certified by an officer of Licensee or Pinnacle Entertainment, Inc. and delivered to:

a.	Louisiana Gaming Control Board, c/o Louisiana State Police Audit Division, Corporate Securities, 7919 Independence Boulevard, A-17, Baton Rouge, LA. 70806.

b.	Office of the Attorney General, Gaming division, 1885 North 3rd Street, Livingston Building, 5th Floor, Baton Rouge, LA 70802.

25.	PNK 7 and Pinnacle Entertainment, Inc. acknowledge and agree that the conditions set forth herein are not a limitation upon the authority or the rights of the LGCB under any provisions of federal or state law.

These Conditions supplement all existing conditions on the License which remain in full force and effect unless otherwise modified by the LGCB.

The foregoing Statement of Conditions to Riverboat Gaming of Harrah’s Lake Charles, LLC is hereby acknowledged and accepted and the parties, through their duly authorized representatives, agree to and are bound by the conditions as provided herein.

/s/ Anthony Sanfilippo	/s/ Wade W. Hundley
HARRAH’S LAKE CHARLES LLC	PINNACLE ENTERTAINMENT, INC.

/s/ Anthony Sanfilippo	/s/ Wade W. Hundley
HARRAH’S OPERATING COMPANY	PNK DEVELOPMENT 7, LLC
	by:	Pinnacle Entertainment, Inc.
its Sole Member